Exhibit 10.9

Amended and Restated Binding Principal Terms and Conditions (“Term Sheet”)
Up to $5.0mm Private Investment and 5.0mm Share Equity Forward

I. PARTIES
SPAC:	NorthView Acquisition Corporation (the “Issuer” or the “SPAC”).
Target:	Profusa, Inc. (the “Target” or the “Company”).
NewCo:	The combined entity whose common stock is publicly traded following the proposed business combination between SPAC and Target (such combination, the “Business Combination”)
Investor:
Vellar Opportunities Fund Master, Ltd. (“Vellar”). Vellar may freely transfer or assign the rights and duties under this agreement to one or more third parties. Nothing contemplated herein shall result in Vellar, its parents, subsidiaries, or affiliates, owning or controlling more than 9.9% of the issued and outstanding common stock of NewCo following the consummation of the Business Combination, and to the extent that Vellar is unable to transfer to a third party the rights and duties with respect to the Private Investment Transaction and the Cash Settled Equity Derivative Transaction such that the ownership of the shares provided for by these transactions would cause Vellar to own or control more than 9.9% of the issued and outstanding stock of NewCo following the consummation of the Business Combination, then the number of shares subject to these transactions will be reduced to be less than 9.9% of the issued and outstanding stock of NewCo prior to the consummation of these transactions.

Shares:
Shares of Target which if the Business Combination is consummated, will be converted into shares of NewCo common stock and which are contemplated to be registered and traded on a national securities exchange immediately following consummation of the Business Combination.

II. Private Investment
Private Investment Transaction:
Subject to mutually agreeable definitive documentation, Vellar to subscribe for an amount of shares of common and/or preferred stock of Target which would be converted into 2,500,000 Shares upon the closing of the Business Combination ($5.0mm (the “Private Investment Subscription Amount”), to be funded by Vellar to NewCo following the delivery of NewCo shares which are registered on Form S-1 under the Securities Act of 1933, as amended (the “Registration Statement”).

Subscription Price:	$2.00 per Share on an as converted to NewCo share basis.
Registration Rights:
Vellar will have registration rights with respect to any NewCo shares. Such registration rights will be customary for this type of transaction, and include a deadline of 45 days (or 60 days if the registration statement is subject to review by the SEC) following the closing of the Business Combination for NewCo to file and obtain effectiveness on a registration statement covering such shares.

Other:
The funding of the Private Investment Subscription Agreement is conditioned upon a binding, non-revocable agreement for Target to receive $4mm of net cash proceeds from a joint venture prior to or concurrent with the consummation of the Business Combination. In addition, the definitive documentation of the CSED Transaction must have been executed and Transferred Shares must have been delivered to investor as a condition to the funding of the Private Investment Subscription Amount

III. EQUITY FORWARD
Cash Settled Equity Derivative (CSED) Transaction:
Subject to mutually agreeable definitive documentation, Equity Forward referencing up to 5,000,000 Shares (the “Maximum Number of Shares”) to be entered into simultaneously to the entry by SPAC, Target, NewCo, and Vellar into the Private Investment Transaction.

Transferred Shares:
Existing shares of Target, in an amount equal to 2,500,000 NewCo Shares, transferred for no cash payment to Vellar by one or more pre-existing shareholders of Target to be identified. Such shares will be registered on Form S-1 and will not be subject to any contractual, regulatory, or securities law restrictions on their transferability or sale on any national securities exchange.

Within one (1) business day following the effectiveness of a registration statement covering the Transferred Shares, NewCo will cause its transfer agent to deliver to Vellar a statement bearing no securities legends and evidencing Vellar’s ownership  of the NewCo shares.

Within three (3) business days following the effectiveness of a registration statement covering the Transferred Shares, NewCo will cause its transfer agent to deliver the NewCo shares to Vellar’s brokerage account.

Additional Shares:
Up to 2,500,000 NewCo shares issued to Vellar by NewCo for a purchase price equal to the redemption price and then made subject to an offsetting prepaid forward purchase at a price equal to the redemption price at any time during the term of the CSED Transaction following the closing of the Business Combination (the “Closing”).

Tenor:	18 months from the Closing (the “Valuation Date”).
Reference Price:	Initially, $10.00, subject to reduction upon mutual agreement. The Reference Price may be further reduced pursuant to a Dilutive Offering Reset.
Optional Early Settlement:
At any time at Vellar’s election, Vellar may settle the Transaction in part or in whole by issuing an Optional Early Settlement Notice to Target, specifying the number of NewCo shares with respect to which the Transaction is to be settled.

Upon issuance of such a notice, Vellar will be obligated to pay to Target a Cash Amount equal to the then in effect Reference Price, multiplied by the number of shares specified in such notice.

The number of NewCo shares specified in any such notices will be Terminated Shares for purposes of calculating the Settlement Amount Adjustment (as defined below).

Additional Funding Amounts:	90 days following the registration of Transferred Shares, Vellar to pay an additional $1.0mm to NewCo.
Transaction Expenses in connection with the Business Combination:
$1.5mm of outstanding transaction expenses incurred in connection with the Business Combination may be settled in cash by any of NewCo, SPAC, or Target at closing. The balance of outstanding transaction expenses may be paid in cash on a deferred basis of at least 90 days. The Additional Funding Amount may be used by NewCo to pay deferred transaction expenses incurred in connection with the Business Combination.

Waiver of Bulldog Clause:
From the date of entry into this Term Sheet, Issuer shall waive its bulldog clause with respect to any shares of SPAC owned or purchased by Vellar prior to the closing of the Business Combination or liquidation of SPAC.

Closing Costs and Fees:
NewCo shall reimburse Vellar for legal fees incurred in connection with the Transaction, up to a maximum of $75,000. Payment for such reimbursement will be made within one (1) business day of the closing of the Business Combination.

Indemnification:	Company will indemnify Investor for its regulatory filings related to the Transaction.
Form 8-K Disclosure:
Issuer shall preview with Vellar the Form 8-K it intends to file in connection with the Transaction and shall consult with Vellar to ensure that such Form 8-K adequately discloses the material terms and conditions related to the Transaction in form and substance reasonably acceptable to Investor, including: (a) the amount of shares submitted for redemption, (b) the cash balance in the trust account available to pay redemptions as of the date of the 8-K, (c) the number of Transferred Shares, (d) the impact of Vellar’s purchases on the likelihood of shareholder approval for the Business Combination, (e) the nature of the SPAC shareholders who sold to Vellar, and (f) the purpose of Vellar’s purchases of Shares.

In addition, the Issuer and the Target shall comply with the disclosure and other requirements set forth in the SEC’s Tender Offer Rules and Schedules—Questions and Answers of General Applicability—Question 166.01.

One day following the expiration of the SPAC’s redemption offer, Issuer will file a Form 8-K disclosing the number of shares of SPAC to be converted and remain outstanding following the Business Combination, after giving effect to all redemptions of SPAC shares in connection with the Business Combination. Such 8-K will further include disclosure that Issuer will not accept any requests for reversal of SPAC share redemptions after the expiration of the SPAC’s redemption offer.

Dilutive Offering Reset:
To the extent the Company issues or sells Shares (on an as converted to NewCo shares basis), or securities convertible into Shares (on an as converted to NewCo shares basis), at a price lower than the then-current Reference Price, the Reference Price will be decreased to the price of such issuance or sale (such offering, the ”Dilutive Offering” and such price, the “Dilutive Offering Price”).

Material Non Public Information (MNPI):
From the time that the 8-K described in the third paragraph of the above section entitled “Form 8-K Disclosure” is filed, the SPAC, Target, NewCo or its officers and directors, will not share or divulge any MNPI to Vellar. In the event that Vellar at any time believes it is in possession of any MNPI, SPAC or Target (prior to the Business Combination) and NewCo (following the closing of the Business Combination) will be obligated to either (i) file a Form 8-K disclosing such MNPI or (ii) warrant to Vellar that such information is not MNPI within one (1) business day of receiving notice from Vellar.

Registration Rights:
Vellar will have registration rights with respect to any Transferred Shares and Additional Shares. Such registration rights will be customary for this type of transaction, and include a deadline of 45 days (or 60 days if the registration statement is subject to review by the SEC) following the closing of the Business Combination for NewCo to file and obtain effectiveness on a registration statement covering such shares.

Number of Shares Adjustment:	A number of NewCo shares provided in a notice by Vellar with actual aggregate proceeds equal to the amount outlined in the Additional Funding Amount.

Tenor Acceleration:
In the event that NewCo’s per share price falls below $2.50 for 20 out of 30 trading days (a “Trigger Event”), then Vellar may elect to accelerate the Valuation Date to the business day on which such election is made (such election, an “Acceleration Election”).

Governing Law and Jurisdiction:	New York.
Other:
No similar structure in place. No ELOCs, SEPAs, or variable rate transactions in place until 18 months following the closing of the Business Combination. All NewCo shares other than the NewCo shares resulting from the conversion of publicly-traded shares of SPAC common stock prior to the Business Combination must be subject to a lock-up until 9 months following the Business Combination closing. The 1.375mm NewCo shares issued to holders of SPAC and Target working capital notes will not be subject to such lock-up, but the registration statement covering such shares may not be filed until 90 days following the Business Combination.

Settlement Amount:
30 trading days following the Maturity Date (as described below), Vellar shall pay to the Company a cash amount equal to (a) the product of (i) the then current Number of Shares underlying the Transaction (taking into account the Terminated Shares and Number of Shares Adjustment), multiplied by (ii) the VWAP determined over a period of time (to be agreed in definitive documentation) following the Valuation Date (such period ending on the Maturity Date, the “Valuation Period”), less (b) the Settlement Amount Adjustment. The amount resulting from the operations described in the immediately preceding sentence shall be the Settlement Amount.

The Settlement Amount Adjustment is to be a cash amount equal to the product of (i) the Maximum Number of Shares less Terminated Shares and (ii) 2.50

In the event the Settlement Amount is a negative number, Newco will issue to Vellar shares of NewCo common stock (“Maturity Shares”) in an amount whose value, based on a valuation methodology to be agreed in definitive documentation and based on then prevailing market prices, is equal the Settlement Amount. Such Maturity Shares will be registered by Newco within a period agreed upon in the definitive documentation of the CSED Transaction.

In the event the Valuation Date is determined pursuant to a Tenor Acceleration, the Valuation Period shall begin and end on the Valuation Date.

No Shop:
Following the acceptance of this Term Sheet and until a date 6 months from such execution, without the prior written consent of Vellar, the Issuer shall not solicit other potential investors nor disclose the terms of this Term Sheet to other persons in relation to a potential transaction similar to the Transaction (other than in connection with the consummation of the Private Investment or CSED Transactions contemplated herein) nor engage in any discussions or execute any agreements related to a transaction similar to a CSED, Equity Forward, Forward Purchase Agreement, SEPA, ELOC, Non-Redemption Agreement, or other variable-rate transaction with any party other than Vellar until after the signing of definitive documents memorializing the provisions herein. Should the Issuer and Vellar agree that definitive documents shall not be executed pursuant to this Term Sheet, the Issuer shall have no further obligations under this section.

Break-Up Fee:
A break-up fee equal to (i) all of Vellar’s reasonable costs and expenses relating to the Transaction (not to exceed $75,000), (ii) $500,000 in cash payable by NewCo/Issuer to Vellar in the event the Transaction is terminated by NewCo/Issuer and the Business Combination closes. For avoidance of doubt, such payment of the breakup fee shall be due at close of Business Combination.

Subject to paying the break-up fee described above, the Issuer and/or Company may terminate the transaction at any time, in their sole discretion, on or prior to the Redemption Deadline. Upon such termination, the parties will have no further obligations under this Term Sheet or the Transaction other than, if applicable, the obligation to pay the Break-Up Fee above, and the provisions of the “Trust Account Waiver” below.

Vellar may elect to terminate the transaction for any reason, at any time, in its absolute discretion and will be entitled to receive all of Vellar’s reasonable costs and expenses relating to the Transaction (not to exceed $75,000). In the event Vellar elects to terminate the transaction, Vellar will have no obligation to SPAC, Target or NewCo. For avoidance of doubt, such payment of the breakup fee shall be due at close of Business Combination.

Trust Account Waiver:
Other than following the Closing of a Business Combination and as specifically set forth herein, Vellar agrees that it does not have any right, title, interest or claim of any kind in or to any monies of the Issuer’s trust account (“Claim”) and hereby waives any Claim it may have in the future against the Issuer and will not seek recourse against the trust account for any reason whatsoever.

This Amended and Restated Term Sheet amends and restates in its entirety the prior Term Sheet, executed on February 16, 2024, and shall be binding upon and inure solely to the benefit of each party and its successors, and nothing herein, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Term Sheet.

Vellar Opportunities Fund Master, Ltd.			NorthView Acquisition Corporation

By:	/s/ Solomon Cohen		By:	/s/ Fred Knechtel

	Name:	Solomon Cohen		Name:	Fred Knechtel

	Title:	Director		Title:	CFO & Director

Profusa, Inc.

By:	/s/ Ben Hwang

	Name:	Ben Hwang

	Title:	CEO